ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

SUPPLEMENT DATED NOVEMBER 5, 2012 AND

PROSPECTUS DATED MAY 14, 2012)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-181390

E*TRADE Financial Corporation

6% Senior Notes due 2017

6.375% Senior Notes due 2019

Final Term Sheet

November 6, 2012

The information in this pricing term sheet supplements E*TRADE Financial Corporation’s preliminary prospectus supplement, dated November 5, 2012 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement (and the accompanying prospectus), including all other documents incorporated by reference therein. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

6% Senior Notes due 2017

Issuer:	E*TRADE Financial Corporation (the “Company”)

Title of Securities:	6% Senior Notes due 2017 (the “2017 notes”)

Type:	SEC Registered

Size:	$505,000,000

Net Proceeds to Issuer (before expenses):	$501,212,500

Maturity:	November 15, 2017

Price:	100.000%

Coupon (Interest Rate):	6.000% per annum

Yield to Maturity:	6.000%

Interest Payment Dates:	Each May 15 and November 15 beginning on May 15, 2013

Make-Whole Redemption:

At any time prior to November 15, 2014, the Company may redeem all or a part of the 2017 notes, at a redemption price equal to 100% of the principal amount of such notes to be redeemed plus the 2017 Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date.

“2017 Applicable Premium” means, with respect to any 2017 note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such 2017 note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such 2017 note at November 15, 2014 (such redemption price being set forth in the table appearing below under the caption “Optional Redemption”), plus (ii) all required interest payments due on such 2017 note through November 15, 2014 (excluding accrued but unpaid interest to the redemption date ), computed using a discount rate equal to the 2017 Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such 2017 note.

“2017 Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days (but not more than five Business Days) prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2014; provided, however, that if the period from such redemption date to November 15, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2014 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Optional Redemption:	On and after November 15, 2014, the Company may redeem the 2017 notes, in whole or in part at the redemption prices (expressed as percentages of principal amount of such notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the date of such redemption, subject to the right of holders of such notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2014	103.000%
2015	101.500%
2016 and thereafter	100.000%

Equity Clawback:	In addition, prior to November 15, 2014 , the Company may, at a redemption price equal to 106.000% of the aggregate principal amount of the 2017 notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding the date of such redemption, subject to the right of holders of the 2017 notes of record on the relevant record date to receive interest due on the relevant interest payment date redeem up to 35% of the principal amount of the 2017 notes with the Net Cash Proceeds of one or more sales of its Capital Stock (other than Disqualified Stock); provided that at least 65% of the aggregate principal amount of the 2017 notes originally issued on the Issue Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

Trade Date:	November 6, 2012

Settlement Date:	November 14, 2012 (T + 5)

CUSIP / ISIN:	269246BJ2/US269246BJ29

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. Morgan Stanley & Co. LLC

6.375% Senior Notes due 2019

Issuer:	E*TRADE Financial Corporation

Title of Securities:	6.375% Senior Notes due 2019 (the “2019 notes”)

Type:	SEC Registered

Size:	$800,000,000

Net Proceeds to Issuer (before expenses):	$794,000,000

Maturity:	November 15, 2019

Price:	100.000%

Coupon (Interest Rate):	6.375% per annum

Yield to Maturity:	6.375%

Interest Payment Dates:	Each May 15 and November 15 beginning on May 15, 2013

Make-Whole Redemption:

At any time prior to November 15, 2015, the Company may redeem all or a part of the 2019 notes, at a redemption price equal to 100% of the principal amount of such notes to be redeemed plus the 2019 Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date.

“2019 Applicable Premium” means, with respect to any 2019 note on any redemption date , the greater of:

(1) 1.0% of the principal amount of such 2019 note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such 2019 note at November 15, 2015 (such redemption price being set forth in the table appearing below under the caption “Optional Redemption”), plus (ii) all required interest payments due on such 2019 note through November 15, 2015 (excluding accrued but unpaid interest to the redemption date ), computed using a discount rate equal to the 2019 Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such 2019 note.

“2019 Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days (but not more than five Business Days) prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2015; provided, however, that if the period from such redemption date to November 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2015 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Optional Redemption:	On and after November 15, 2015, the Company may redeem the 2019 notes, in whole or in part at the redemption prices (expressed as percentages of principal amount of such notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the date of such redemption, subject to the right of holders of such notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2015	104.781%
2016	103.188%
2017	101.594%
2018 and thereafter	100.000%

Equity Clawback:	In addition, prior to November 15, 2015 , the Company may, at a redemption price equal to 106.375% of the aggregate principal amount of the 2019 notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding the date of such redemption, subject to the right of holders of such notes of record on the relevant record date to receive interest due on the relevant interest payment date redeem up to 35% of the principal amount of the 2019 notes with the Net Cash Proceeds of one or more sales of its Capital Stock (other than Disqualified Stock); provided that at least 65% of the aggregate principal amount of the 2019 notes originally issued on the Issue Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

Trade Date:	November 6, 2012

Settlement Date:	November 14, 2012 (T + 5)

CUSIP / ISIN:	269246BK9/US269246BK91

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. Morgan Stanley & Co. LLC

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill, Lynch, Pierce, Fenner & Smith Incorporated can arrange to send you the prospectus if you request it by calling Merrill, Lynch, Pierce, Fenner & Smith Incorporated at the following toll-free number: 1-800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.